Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 8, 2020, with respect to the consolidated financial statements of Aridis Pharmaceuticals, Inc. as of December 31, 2019 and 2018 and for the two years then ended (which report includes explanatory paragraphs relating to the change in method of accounting for revenue and to the uncertainty of the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

July 27, 2020